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                                                                    Exhibit 4.11

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   INTUIT INC.

        INTUIT INC., a Delaware corporation, does hereby certify that the following amendment to the corporation's Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation's stockholders:

Article IV, Paragraph A of the Certificate of Incorporation, relating to the authorization of shares is amended to read in its entirety as follows:

        "A.     Authorization of Shares.

                The total number of shares of all classes of stock which the Company has authority to issue is 751,344,918 shares, consisting of two classes as follows: 750,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 1,344,918 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

        IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 30th day of November, 1999,and the foregoing facts stated herein are true and correct.


                                        INTUIT INC.

                                        By: /s/ Virginia R. Coles
                                           -------------------------------------
                                                Virginia R. Coles
                                                Assistant General Counsel and
                                                Assistant Secretary